EXHIBIT 10.2

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is executed as of the 15th day of April, 2005, ("Closing Date"), between U. S. Rubber Reclaiming, Inc., a Missippippi corporation (the "Company"), and Fair Holdings, Inc., an Ohio Corporation ("FHI").

ARTICLE I

Definition of Terms

Section 1.01. Accounting Terms/Financial Statements. All accounting and financial terms used in this Agreement are used with the meanings such terms would be given in accordance with GAAP, except as may be otherwise specifically provided in this Agreement.

Section 1.02. Definitions. The following terms have the meanings indicated when used in this Agreement with the initial letter capitalized:

"Advance" means a disbursement of proceeds against the Revolving Loan.

"Affiliate" means, with respect to any Person, any officer, member, manager, shareholder or director of such Person and any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person.

"Agreement" means this Credit Agreement, as amended, modified, supplemented and/or restated from time to time and at any time.

"Applicable Spread" means 2% over the Prime-based Rate.

"Application for Advance" means a written application of the Company for a disbursement of proceeds of the Revolving Loan.

"Authorized Officer" means the Chief Executive Officer, the President or the Chief Financial Officer of the Company.

"FHI" has the meaning ascribed to such term in the preamble to this Agreement.

"Business Day" means a day on which the principal offices of the FHI in the City of Akron, Ohio, are open for the purpose of conducting substantially all of FHI's business activities.

Change of Control of Company" means Obsidian Enterprises, Inc. shall cease to own shares of the Company’s stock sufficient to effectively control the Company. Notwithstanding the foregoing, Change of Control shall not include any ownership of shares that is part of a reorganization plan that involves the the termination of the Company’s status as a publicly traded company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" has the meaning ascribed to such term in Section 4.01(a) of this Agreement.

"Eligible Accounts" means, at any date a determination thereof is to be made, those outstanding accounts receivable of the Company for which the Company shall have furnished to FHI information adequate for purposes of identification at times and in form and substance as may be requested from time to time by FHI.

"Eligible Inventory" means, at any date a determination thereof is to be made, the Company’s raw material inventory, work in process, and finished goods inventory but excluding all such inventory: (a) held by a third party on consignment or subject to any repurchase option or arrangement or return right, as with sales made on bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis; (b) raw material inventory and finished goods inventory in transit, shipped and otherwise not on site at the business premises of the Company.

"Environmental Laws" means all federal, state and local laws and implementing regulations, now or hereafter effective during the term of this Agreement, relating to pollution or protection of the environment, including laws or regulations relating to or permitting emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, or land), or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, industrial wastes, or hazardous substances. Such laws shall include, but not be limited to: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; (b) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq., including the statutes regulating underground storage tanks, 42 U.S.C. 6991-6991h; (c) the Clean Air Act, as amended, 42 U.S.C. 7401 et seq.; and (d) the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq., including the statute regulating the National Pollutant Discharge Elimination System, 33 U.S.C. § 1342.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Event of Default" means any of the events described in Section 7.01 of this Agreement.

"Financial Statements" includes, but is not limited to, balance sheets, profit and loss statements, and cash flow statements, prepared in accordance with GAAP.

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied (from and after the date hereof) and for the period as to which such accounting principles are to apply. Except as otherwise provided in this Agreement, to the extent applicable, all computations and determinations as to accounting or financial matters and all Financial Statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and, to the extent applicable, all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

"Hazardous Substance" means any hazardous or toxic substance regulated by any Environmental Laws, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Toxic Substance Control Act, or by any federal, state or local governmental agencies having jurisdiction over the control of any such substance including but not limited to the United States Environmental Protection Agency

"Highest Lawful Rate" means the maximum rate of interest which may be charged the Company by the FHI under applicable state or federal usury law or regulation or any other law or regulation, however characterized, limiting the rate of interest which may be charged to corporations.

"Informal Request" has the meaning ascribed to such term in Section 2.01(b) of this Agreement.

"Intangible Assets" means amortizable loan costs, business acquisition costs, license agreements, trademarks, trade names, patents, capitalized research and development, proprietary products (the results of past research and development treated as long term assets and excluded from inventory), goodwill and all other assets which would be classified as intangible assets (all determined in accordance with generally accepted accounting principles consistently applied).

"Interest" means, for any fiscal period and for any Person, the amount equal to the sum of (a) the gross interest expense of such Person for that period plus, (b) capitalized interest on any Debt of such Person, in each case determined in accordance with GAAP.

"Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise) or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as in effect in any jurisdiction, or any other similar recording or notice statute, and any lease having substantially the same effect as the foregoing, but excluding any equipment operating leases and any precautionary filings related thereto).

"Loan Documents" means, collectively, this Agreement, the Revolving Note, the Security Agreement, and all other instruments, agreements and documents executed and delivered or to be delivered by the Company or any guarantor pursuant to or by virtue of this Agreement, and any and all Interest Rate Agreements which at any time from and after the Closing Date may be made between the Company and the FHI, as each of the foregoing may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time, and when used in the singular form, means any of the Loan Documents, as the context requires.

"Materially Adverse Effect" means any event, circumstance or condition that could reasonably be expected to have a materially adverse effect on (a) the business, operations, financial condition, properties or prospects of the Company and its Subsidiaries, considered on a consolidated basis, (b) the ability of the Company or any guarantor to pay or perform the Obligations, (c) the validity or enforceability of any of the Loan Documents, or any material provision thereof or any transaction contemplated thereby, or (d) the rights and remedies of the FHI under any of the Loan Documents.

"Maturity Date" means the earlier of (i) the Scheduled Maturity Date, and (ii) that date upon which the FHI accelerates payment of any of the Loans in accordance with Section 7.02 of this Agreement.

"Maximum Availability" means the lesser of (1) $3,700,000.00 or (2) 100% of the Eligible Accounts and Eligible Inventory.

"Person" means an individual, a corporation, a limited or general partnership, a limited liability company, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

"Plan" means an employee pension benefit plan as defined in ERISA.

"Prime-based Rate" means a variable rate per annum at which interest accrues on all or a portion of the Loans under the terms of this Agreement, equal at all times to the Prime Rate, as in effect from time to time, plus the Applicable Spread.

"Prime Rate" means a rate per annum equal to the Twelve-Month Investment Certificate rate of interest announced from time to time by FHI, changing when and as said Prime Rate changes.

"Revolving Loan" has the meaning ascribed to such term in Section 2.01(a) of this Agreement.

"Revolving Note" has the meaning ascribed to such term in Section 2.01(b) of this Agreement.

"Scheduled Maturity Date" means the seventh anniversary of the date of the Revolving Note.

"Security Agreement" means the Security Agreement executed by the Company in favor of FHI, as the same may be amended, modified, supplemented and/or restated from time to time and at any time.

ARTICLE II

Borrowing Terms

Section 2.01. Revolving Loan. Provided that all of the conditions of lending stated in Section 6.01(a) and (b) of this Agreement have been fulfilled, and subject to and in accordance with the terms of this Agreement, and in reliance upon the representations, warranties, covenants and agreements of the Company made in this Agreement and the other Loan Documents, FHI will make the Revolving Loan described in this Section 2.01.

(a)        The Commitment -- Use of Proceeds. FHI agrees, subject to the terms and conditions of this Agreement, to make Advances to the Company on a revolving basis (the "Revolving Loan") from time to time from and after the Closing Date until the Maturity Date, in an amount not exceeding in the aggregate at any time outstanding the Maximum Availability. Proceeds of the Revolving Loan may be used by the Company only to fund general working capital requirements.

(b)        Method of Borrowing. The obligation of the Company to repay the Revolving Loan shall be evidenced by a promissory note executed by the Company to FHI in form and substance acceptable to FHI (as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, the "Revolving Note"). So long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing and until the Maturity Date, the Company may borrow, repay and re-borrow under the Revolving Note on any Business Day, provided that the Company shall not be entitled to receive and FHI shall not be obligated to make any Advance: (i) at any time an Event of Default or an Unmatured Event of Default has occurred or is continuing; (ii) if the amount of such Advance would exceed the Maximum Availability; or (iii) if after making such Advance the principal balance of the Revolving Loan would exceed the Maximum Availability. Whenever the Company desires FHI to make an Advance of the Revolving Loan, the Company shall give FHI written notice received by FHI not later than 10:00 A.M., Indianapolis, Indiana time, three Business Days before the date the Advance is to be made, which notice shall specify the amount and the date of the requested Advance

(c)        Interest on the Revolving Loan. The principal amount of the Revolving Loan outstanding from time to time shall bear interest until maturity of the Revolving Note at a rate per annum equal to the Prime-based Rate plus two (2%) per annum. After the Maturity Date and until paid in full, the Revolving Loan shall bear interest at a per annum rate equal to the Prime-based Rate plus five percent (5.0%) per annum. Each change in the rate of interest to be charged on any Advance shall become effective on the date of each change in the Prime Rate. Accrued interest shall be due and payable monthly beginning May 31st for the previous month’s interest and continuing each month thereafter until the Maturity Date. On the Maturity Date, the entire unpaid principal balance of the Revolving Loan and Revolving Note and all unpaid, accrued interest thereon, shall be due and payable in full without demand. After the Maturity Date, interest shall be payable as accrued and without demand.

(d)        Repayment of Advances. Subject to the provisions hereinafter set forth with respect to acceleration of the maturity of the Revolving Loan, the entire unpaid principal balance of the Revolving Loan and Revolving Note, and all unpaid accrued interest thereon, shall be due and payable in full, without demand, on the Maturity Date. Company may prepay all or any part of the principle and/or interest due under the Revolving Note at any time without penalty or charge.

(e)        Extensions of Scheduled Maturity Date. FHI may, upon the request of the Company, but at FHI's sole discretion, extend the Scheduled Maturity Date from time to time to such date or dates as FHI may elect by notice in writing to the Company, and upon any such extension, the date to which the Scheduled Maturity Date is then extended will become the "Scheduled Maturity Date" for purposes of this Agreement.

(f)         Mandatory Prepayments of Principal. At any time that the outstanding principal balance of the Revolving Loan exceeds the Maximum Availability, the Company shall, immediately and without notice or demand of any kind, repay that portion of the unpaid principal balance of the Revolving Loan which is in excess of the Maximum Availability. If an Event of Default or an Unmatured Event of Default has occurred and is continuing and FHI shall have notified the Company of the election of FHI to take any action specified in Section 7.02 of this Agreement, the Maximum Availability shall be automatically reduced to zero (0) dollars without any action on the part of or the giving of any additional notice to the Company by FHI.

Section 2.02. Provisions Applicable to All Obligations. The following provisions shall be applicable to all of the Obligations:

(a)        Calculation of Interest. Interest on all Obligations shall be calculated on the basis of actual days elapsed and that an entire year's interest is earned in three hundred sixty (360) days.

(b)        Manner of Payment - Application. All payments of principal and interest on each of the Loans shall be payable at the auxiliary office of FHI in Indianapolis, Indiana, in funds available for FHI's immediate use in that city.

No payment will be considered to have been made until received in such funds. Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges; provided however, upon delinquency or other default, FHI reserves the right to apply payments among principal, interest, late charges, collection costs and other charges at their discretion, as determined by FHI. All prepayments shall be applied to the indebtedness owing hereunder in such order and manner as FHI may from time to time determine in its sole discretion.

(c) Unconditional Obligations and No Deductions. The Company's obligation to make all payments provided for in this Agreement and the Notes shall be unconditional. Each such payment shall be made without relief from valuation and appraisement laws and without deduction for any claim, defense or offset of any type, including without limitation any withholdings and other deductions on account of income or other taxes and regardless of whether any claims, defenses or offsets of any type exist.

(d) Additional Amounts Payable. If any change or the enactment, adoption or judicial or administrative interpretation of any law, regulation, treaty, guideline or directive (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) either (a) subject FHI to any additional tax, duty, charge, deduction or withholding with respect to any of the Loans (other than a tax measure by the net or gross income of FHI), or (b) imposes or increases any reserve, special deposit or similar requirement on account of any of the Loans not otherwise provided in this Agreement or (c) imposes increased minimum capital requirements on FHI on account of its issuing or maintaining any of the Loans; and if any of the foregoing (i) results in any increase to FHI in the cost of issuing or maintaining any of the Loans, or making any payment on account of any of the Loans, (ii) reduces the amount of any payment receivable by FHI under this Agreement with respect to any of the Loans, (iii) requires FHI to make any payment calculated by reference to the gross amount of any sum received or paid by FHI pursuant to any of the Loans, or (iv) reduces the rate of return on FHI's capital to a level below that which FHI could otherwise have achieved (taking into consideration FHI's policies with respect to capital adequacy), then the Company shall pay to FHI, as additional compensation for the Loans, such amounts as will compensate FHI for such increased costs, payments or reductions. Within twenty (20) days after (A) the initial demand therefor and (b) presentation by FHI of a certificate to the Company containing a statement of the cause of such increased costs, payments or reductions and a calculation of the amounts thereof (which statement and calculation shall be presumed prima facie to be correct), the Company shall pay the additional amount payable measured from the date such change, enactment, adoption or interpretation first affects the FHI.

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties. To induce FHI to make the Loans, the Company represents and warrants to the FHI that, after giving effect to the Acquisition:

(a)        Existence and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company is qualified to do business in the State of Maryland and in every other jurisdiction in which: (i) the nature of the business conducted by it or the character or location of properties owned or leased by it, or the residences or activities of its employees, make such qualification necessary; and (ii) failure so to qualify might have a Materially Adverse Effect. No jurisdiction in which the Company is not qualified to do business has asserted that the Company is required to be qualified therein. The principal office and chief executive office of the Company is located at 2000 Rubberway Road, Vicksburg, MS 39180. The Company has no Subsidiaries. The Company does not conduct any material operations or keep any material amounts of property at any location other than the locations specified in the Security Agreement. The Company has not done business under any name other than its present corporate name.

(b)        Authorization/No Conflict. The execution and delivery of this Agreement, the borrowings hereunder, the execution and delivery of all of the other Loan Documents and the performance by the Company of its obligations under this Agreement and all of the other Loan Documents are within the powers of the Company, have been duly authorized by all necessary action, have received any required governmental or regulatory agency approvals and do not and will not contravene or conflict with any provision of law or of the Articles of Incorporation or By-Laws of the Company or of any agreement binding upon the Company.

(c)        Validity and Binding Nature. This Agreement and all of the other Loan Documents to which the Company is a party are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors' rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

(d)        Financial Statements and Financial Information. The Company has delivered or caused to be delivered to FHI its company-prepared Financial Statements as of March 31, 2005, which Financial Statements have been prepared in accordance with GAAP. Such Financial Statements present fairly the financial position of Company as of the date thereof and the results of its operations for the periods covered, and since the date of the most current Financial Statements provided to FHI there has been no materially adverse change in the financial position of Company.

(e)        Litigation and Contingent Liabilities. No litigation, arbitration proceedings or governmental proceedings are pending or to the best of the Company's knowledge threatened against the Company that would, if adversely determined, have a Materially Adverse Effect. The Company has no material liabilities other than those set forth on the Company’s Financial Statements and Financial Information provided to FHI, fixed, contingent or otherwise.

(f)         Liens. None of the assets of the Company are or will be subject to any Lien (including without limitation any seller or vendor's lien or right of reclamation).

(g)        Employee Benefit Plans. Each Plan maintained by the Company is in material compliance with ERISA, the Code, and all applicable rules and regulations adopted by regulatory authorities pursuant thereto, and the Company has filed all reports and returns required to be filed by ERISA, the Code and such rules and regulations. To the knowledge of the Company, no Plan maintained by the Company and no trust created under any such Plan has incurred any "accumulated funding deficiency" within the meaning of Section 412(c)(1) of the Code, and the present value of all benefits vested under each Plan did not exceed, as of the last annual valuation date, the value of the assets of the respective Plans allocable to such vested benefits. The Company has no knowledge that any "reportable event" as defined in ERISA has occurred with respect to any Plan of the Company.

(h)        Payment of Taxes. The Company has filed all federal, state and local tax returns and tax related reports which any of them is required to file by any statute or regulation and all taxes and any tax related interest payments and penalties that are due and payable have been paid, except for such as are being contested in good faith and by appropriate proceedings and as to which appropriate reserves have been established. Adequate provision has been made for the payment when due of all tax liabilities which have been incurred, but are not as yet due and payable.

(i)         Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(j)         Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. Not more than twenty-five percent (25%) of the assets of the Company consists of margin stock, within the contemplation of Regulation U, as amended.

(k)        Subsidiaries/Parent. The Company has no Subsidiaries. The Company is a Subsidiary of Obsidian Enterprises, Inc.

(m)       Real Estate. The Company does not own or lease any real property other than its primary place of business.

ARTICLE IV

Security for Obligations

Section 4.01. Collateral for the Obligations. Until paid in full, the Obligations will be secured by the following:

(a)        Security Agreement. The Obligations shall be secured by a valid and enforceable junior security interest and Lien in and to all personal property of the Company, tangible and intangible, now owned and existing or hereafter acquired or arising, including, without limitation, all equipment, inventory, accounts receivable, investment property and general intangibles and all proceeds and products thereof (collectively, the "Collateral"), which security interest shall be granted to FHI by the Security Agreement. In the event the Company owns or acquires tangible or intangible personal property that FHI deems is or may not be covered as Collateral by the Security Agreement or in which FHI deems its security interest is or may not be perfected, the Company covenants and agrees promptly, upon the request of FHI, to execute such other security instruments and documents and take such other actions as FHI may require to grant to FHI a perfected security interest therein, all of which security instruments and documents shall be in form and substance satisfactory to FHI and its counsel in all respects. FHI hereby agrees that the Lien shall at all times be subordinated to the payment of all Senior Debt that may exist from time to time. The Company’s current debt facilities, each of which is superior to the liens granted herein are set forth at the Schedule of Outstanding Debt attached hereto. FHI agrees to enter into one or more Subordination Agreements, from time to time, with any senior lender that provides primary funding for Company’s business operations.

(b)        Company Real Estate. The Obligations shall be secured by security interests and liens on all real estate and improvements, including all fixtures, equipment, furnishings, systems, and related property located thereon (collectively, the "Real Estate") now owned or hereafter acquired and owned by the Company, including all proceeds thereof, pursuant to the Mortgage and pursuant to such other real estate mortgages or deeds of trust as FHI may require, all in form and substance satisfactory to FHI in all respects duly executed, acknowledged and delivered to the FHI in recordable form. The Company further covenants and agrees to provide to FHI for Real Estate acquired after the Closing Date at the Company's expense: (i) evidence satisfactory to the FHI (including at FHI’s request a loan policy of title insurance in favor of FHI) showing that such Real Estate is owned in fee simple by the Company free and clear of all liens, encumbrances and exceptions which are not acceptable to FHI; and (ii) a Phase I environmental assessment (and where reasonably deemed appropriate by FHI based upon information disclosed in such assessment, a Phase II environmental assessment) prepared in favor of FHI by a registered engineer or environmental consultant acceptable to FHI confirming there are no material environmental problems associated with such Real Estate.

ARTICLE V

Affirmative and

Negative Covenants of Company

Section 5.01. Affirmative Covenants of the Company. Unless otherwise agreed by FHI in a prior written document, until all Obligations of the Company terminate or are paid and satisfied in full, and for so long as the Company is entitled to receive any Advance, the Company shall strictly observe each of the following covenants:

(a)        Existence. The Company shall preserve and maintain its corporate existence and the right to do business in Indiana and Michigan and in such other states where the failure to qualify and maintain qualification could have a Materially Adverse Effect.

(b)        Reports, Certificates and Other Information. The Company shall furnish to FHI the following Financial Statements, certificates and other information, in form satisfactory to FHI:

(1)        Annual Statements. As soon as available and in any event within one hundred and twenty (120) days after the close of each fiscal year of the, annual Financial Statements for the Company, reviewed by the Company’s Accountants, showing the financial condition and results of operations of the Company as at the close of such fiscal year and for such fiscal year, all prepared in accordance with GAAP, accompanied by an opinion of the Company’s Accountants, if any, which opinion shall be without qualification and shall state that such audited Financial Statements present fairly the financial position of the Company as of the date of such Financial Statements and the results of its operations and changes in its financial position for the period covered thereby, and that their examination in connection with such Financial Statements has been made in accordance with GAAP.

(2)        Interim Monthly Statements. As soon as available and in any event within forty-five (45) days after the end of each calendar month ending after the Closing Date, unaudited Financial Statements for the Company showing its financial condition and results of operations as at, and for such calendar month and year-to-date, all in reasonable detail, and certified to FHI by an Authorized Officer. Such Financial Statements shall be provided with comparable prior year-to-date Financial Statements as at the end of the same calendar month of the prior year.

(3)        Orders. Prompt notice of any orders in any material proceedings to which the Company is a party, issued by any court or regulatory agency, federal or state, and if FHI should so request, a copy of any such order.

(4)        Notice of Default or Litigation. Immediately upon learning of the occurrence of an Event of Default or Unmatured Event of Default, or the institution of or any adverse determination in any litigation, arbitration proceeding or governmental proceeding which is material to the Company or the occurrence of any event which could have a Materially Adverse Effect, written notice thereof describing the same and the steps being taken with respect thereto.

(5)        Accounts Receivable Reports. As requested or within thirty (30) days after the end of each calendar month ending after the Closing Date, a certified report of the accounts receivable of the Company as of the end of such month, with agings for the accounts receivable and with such report otherwise to be in such form and provide such detail as may be reasonably satisfactory to the FHI.

(6)        Tax Returns. Within fifteen (15) days of the filing thereof, copies of each federal tax return of Company.

(7)        Other Information. From time to time such other information, data and documents concerning the Company as FHI may reasonably request.

(c)        Books, Records and Inspections. The Company shall maintain complete and accurate books and records, and permit access thereto by FHI for purposes of inspection, copying and audit, and the Company shall permit FHI to inspect its properties and operations at all reasonable times and upon reasonable notice.

(d)        Maintenance of Property; Insurance. Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies insurance on all its material property (including without limitation its material tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and as otherwise may be required by law or by any of the Loan Document; and furnish to FHI, upon written request, full information as to the insurance carried.

(e)        Taxes and Liabilities. The Company shall pay when due all taxes, license fees, assessments and other liabilities except such as are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established.

(f)         Compliance with Legal and Regulatory Requirements. The Company shall maintain material compliance with the applicable provisions of all federal, state and local statutes, ordinances and regulations and any court orders or orders of regulatory authorities issued thereunder.

(g)        Employee Benefit Plans. The Company shall maintain any Plan in material compliance with ERISA, the Code, and all rules and regulations of regulatory authorities pursuant thereto and shall file all reports required to be filed pursuant to ERISA, the Code, and such rules and regulations.

(h)        Hazardous Substances. If the Company should commence the use, treatment, transportation, generation, storage or disposal of any Hazardous Substance in reportable quantities in its operations in addition to those (if any) noted in Schedule 5.01(j) attached to this Agreement, the Company shall immediately notify the FHI of the commencement of such activity with respect to each such Hazardous Substance. The Company shall cause any Hazardous Substances which are now or may hereafter be used or generated in the operations of the Company in reportable quantities to be accounted for and disposed of in compliance with all Environmental Laws and other applicable federal, state and local laws and regulations. The Company shall notify the FHI immediately upon obtaining knowledge that:

(1)        any premises which have at any time been owned or occupied by or have been under lease to the Company are the subject of an environmental investigation by any federal, state or local governmental agency having jurisdiction over the regulation of any Hazardous Substances, the purpose of which investigation is to quantify the levels of Hazardous Substances located on such premises, or

(2)        the Company has been named or is threatened to be named as a party responsible for the possible contamination of any real property or groundwater with Hazardous Substances, including, but not limited to the contamination of past and present waste disposal sites.

If the Company is notified of any event described in Sections 5.01(j)(1) or (2) above, the Company shall immediately engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of the Company with respect thereto, and the FHI shall be provided with a copy of any report prepared by such firm or by any governmental agency as to such matters as soon as any such report becomes available to the Company, and Company shall immediately establish reserves in the amount of the potential financial liability of the Company identified by such environmental consultants or engineers. The selection of any engineers or environmental consultants engaged pursuant to the requirements of this Section shall be subject to the approval of the FHI, which approval shall not be unreasonably withheld or delayed.

(i)        Leases. The Company shall maintain in full force and effect, without any defaults by the Company thereunder, all leases of Real Estate upon which any of its respective facilities are located, and shall immediately notify the FHI in writing of any notice of default or other notice or event which may adversely affect continued occupancy and other rights under any of such leases by the Company. The Company shall cause the interests of any lessees of the Company's Real Estate to be subordinated to the Liens of FHI under subordination agreements in form and substance satisfactory to FHI.

Section 5.02. Negative Covenants of the Company. Unless otherwise agreed by the FHI in a prior written document, until all Obligations of the Company terminate or are paid and satisfied in full, and so long as the Company is entitled to receive any Advance, the Company shall strictly observe each of the following covenants:

(a)        Restricted Payments. Without the prior written consent of the FHI, the Company shall not purchase or redeem any shares of the membership interests of the Company, or declare or pay any dividends or make any distributions thereon. The Company shall not make any other distributions to its members, or shareholders as shareholders, or set aside any funds for any such purpose, or prepay, purchase or redeem any Subordinated Debt of the Company.

(b)        Liens. The Company shall not, without the prior written consent of FHI, create or permit to exist any Lien with respect to any property or assets now owned or hereafter acquired by it, including, without limitation any of its rights, title and interests in and to any real estate, whether leased or owned, except:

(1)        Liens in favor of the FHI created pursuant to the requirements of this Agreement, or otherwise;

(2)        any Lien or deposit with any governmental agency required or permitted to qualify the Company to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to worker's compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business;

(3)        any mechanic's, worker's, repairmen's, carrier's, warehousemen's or other like Liens arising in the ordinary course of business for amounts not yet due and for the payment of which adequate reserves have been established, or deposits made to obtain the release of such Liens;

(4)        easements, licenses, minor irregularities in title or minor encumbrances on or over any real property which do not, in the judgment of the FHI, materially detract from the value of such property or its marketability or its usefulness in the business of the Company;

(5)        Liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

(6)        Liens created by or resulting from any litigation or legal proceeding which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established; and

(7)        those specific Liens now existing (if any) described on Schedule 5.02(b)(7) attached to this Agreement, if any.

(c)        Guaranties. The Company shall not be a guarantor or surety of, or otherwise be responsible in any manner with respect to any undertaking of any other Person, whether by guaranty agreement or by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise, except for:

(1)	Guaranties in favor of FHI; and

(2)        Guaranties by endorsement of instruments for deposit made in the ordinary course of business.

(d)        Loans or Advances. The Company shall not, without the prior written consent of FHI, make or permit to exist any loans, advances or extensions of credit by it to any other Person, except for:

(1)        extensions of credit or credit accommodations to customers or vendors made in the ordinary course of its business;

(2)        reasonable salary advances to non-executive employees, and other advances to agents and employees for anticipated expenses to be incurred on its behalf in the course of discharging their assigned duties; and

(3)        the specific existing items listed on Schedule 5.02(d)(3) attached to this Agreement, if any.

(e)        Mergers, Consolidations, Sales, Acquisition or Formation of Subsidiaries. Company shall not (i) be a party to any consolidation or to any merger or purchase the capital stock of or otherwise acquire any equity interest in any other business entity, (ii) acquire any material part of the assets of any other business entity, except in the ordinary course of business, or (iii) sell, transfer, convey or lease all or any material part of its assets, except in the ordinary course of business. The Company shall not cause to be created or otherwise acquire any Subsidiary without the prior written consent of FHI.

(f)         Margin Stock. The Company shall not use or cause or permit the proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

(g)        Other Agreements. The Company shall not enter into any agreement containing any provision which would be violated or breached in material respect by the performance of its obligations under this Agreement or under any other Loan Document.

(h)        Judgments. The Company shall not permit any uninsured judgment or monetary penalty rendered against it in any judicial or administrative proceeding to remain unsatisfied for a period in excess of forty-five (45) days unless such judgment or penalty is being contested in good faith by appropriate proceedings and execution upon such judgment has been stayed, and unless an appropriate reserve has been established with respect thereto.

(i)         Change Name/Location of Principal Office. Except as contemplated by Section 5.01(l), the Company shall not change its legal name, the jurisdiction of its organization, or the location of its principal office unless it gives not fewer than sixty (60) days' prior written notice of such change to the FHI.

(j)         Hazardous Substances. The Company shall not allow or permit to continue the release or threatened release of any Hazardous Substance in violation of any Environmental Laws on any premises owned or occupied by or under lease to it.

(k)        Debt. The Company shall not, without the prior written consent of FHI, incur nor permit to exist any Debt except (i) to FHI, (ii) the Debt obligations identified on Schedule 5.02(k) attached to this Agreement, and (iii) Subordinated Debt.

(l)         Negative Pledge Limitation. The Company shall not enter into any agreement with any person, other than FHI, which prohibits or limits its ability to create, incur, assume, or suffer to exist in favor of FHI any Lien upon any of its assets, rights, revenues, or property, real, personal, or mixed, tangible or intangible, whether now owned or hereafter acquired.

(m)       Accounting Policies/Change of Business. The Company shall not: (1) change its fiscal year or any of its significant accounting policies except to the extent necessary to comply with GAAP; and (2) make any material change in the nature of its business as carried on as of the Closing Date (after giving effect to the Acquisition).

ARTICLE VI

Lending Conditions

Section 6.01. Conditions of Lending. The obligation of the FHI to make any Advance of the Revolving Loan shall be subject to fulfillment of each of the following conditions precedent:

(a)        No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing, and the representations and warranties of the Company contained in Section 3.01 of this Agreement shall be true and correct as of the date of this Agreement and as of the date of each Advance, except that after the date of this Agreement all representations will be construed to have been amended to conform with any changes of which FHI shall previously have been given notice in writing by the Company.

(b)        Documents and other Items to be Furnished at Closing. FHI shall have received contemporaneously with the execution of this Agreement, the following, each duly executed by the parties or intended signatories thereto, currently dated (as applicable) and in form and substance satisfactory to FHI:

(1)	The Note and the Security Agreement.

(2)        A copy of the Written Consent Resolutions of the Shareholders and/or Board of Directors of the Company authorizing the execution and delivery, on behalf of the Company, of this Agreement and the other Loan Documents provided for in this Agreement to which the Company is a party, certified by the Secretary of the Company.

(3)        A certificate of the Secretary of the Company certifying the names of the officer or officers authorized to sign this Agreement and the other Loan Documents provided for in this Agreement to which the Company is a party, for and on behalf of the Company.

(4)	Certificate of Existence for the Company.

(5)        Copies of (i) the Articles of Incorporation of the Company and, (ii) the current By-Laws of the Company.

(6)       Uniform Commercial Code financing statements in such form and for filing in such jurisdictions as FHI may request from the Company, duly signed by the Company.

(7)	An audit of the Collateral, satisfactory in all respects to FHI.

(8)        Such other documents, certificates, agreements and/or information as the FHI may reasonably require.

(c)        Documents to be Furnished at Time of Each Advance. FHI shall have received the following prior to making any Advance, each duly executed and currently dated, unless waived at FHI's discretion as provided in Section 2.01(b) of this Agreement:

(1)	An Application for Advance;

(2)	An Officer's Certificate; and

(3)	Such other documents as FHI may reasonably require.

ARTICLE VII

Events of Default--Acceleration

Section 7.01. Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a)        Nonpayment of the Loan. Default in the payment when due of any amount payable under the terms of any of the Note, or otherwise payable to FHI or any other holder of any of the Notes under the terms of this Agreement.

(b)        Nonpayment of Other Debt. Default by the Company in the payment when due, whether by acceleration or otherwise, of any other Debt for borrowed money, or default in the performance or observance of any obligation or condition with respect to any such other Debt if the effect of such default is to accelerate the maturity of such other Debt or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its scheduled maturity, unless the Company is contesting the existence of such default in good faith and by appropriate proceedings.

(c)        Other Material Obligations. Subject to the expiration of any applicable grace period, default by the Company in the payment when due, or in the performance or observance of any material obligation of, or condition agreed to by the Company with respect to any agreement respecting any material purchase, sale or lease of goods, securities or services except only to the extent that the existence of any such default is being contested in good faith and by appropriate proceedings and that appropriate reserves have been established with respect thereto.

(d)        Bankruptcy, Insolvency, etc. The Company admitting in writing its inability to pay its debts as they mature or an administrative or judicial order of dissolution or determination of insolvency being entered against the Company; or the Company applying for, consenting to, or acquiescing in the appointment of a trustee or receiver for the Company or any property thereof, or the Company making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee or receiver being appointed for the Company or for a substantial part of the property of the Company and not being discharged within sixty (60) days; or any Bankruptcy, reorganization, debt arrangement, or other proceeding under any Bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against the Company, and, if involuntary, being consented to or acquiesced in by the Company, as applicable, or remaining for sixty (60) days undismissed.

(e)        Warranties and Representations. Any warranty or representation made by the Company in this Agreement, or any of the other Loan Documents, proving to have been false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Company to the FHI proving to have been false or misleading in any material respect when made or delivered.

(f)         Violations of Negative and Financial Covenants. Failure by the Company to comply with or perform any covenant stated in Section 5.01(g) or Section 5.02 of this Agreement.

(g)        Change of Control. There shall be a Change of Control of the Company without the prior written consent of the FHI.

(h)        Noncompliance With Other Provisions of this Agreement. Failure of the Company to comply with or perform any covenant or other provision of this Agreement or any of the other Loan Documents or to perform any other Obligation (which failure does not constitute an Event of Default under any of the preceding provisions of this Section 7.01) and continuance of such failure for five (5) days after actual receipt of notice thereof by the Company from FHI.

(i)         Noncompliance With Other Loan Documents. The occurrence of any "Event of Default" or "Default" (as such terms are defined in any of the Loan Documents other than this Agreement).

(j)         Default on other FHI Obligations. The Company shall default in the payment or performance of any Debt to FHI other than the Obligations.

Section 7.02. Effect of Event of Default. If any Event of Default described in Section 7.01(d) of this Agreement shall occur, maturity of each of the Loans shall immediately be accelerated and each of the Notes and the Loans evidenced thereby, and all other indebtedness and any other payment Obligations of the Company to FHI shall become immediately due and payable, and the obligation of FHI to make any Advance shall immediately terminate, all without notice of any kind. When any other Event of Default has occurred and is continuing, FHI or any other holder of the Notes may accelerate payment of the Loans and declare the Notes and all other payment Obligations due and payable, whereupon maturity of each of the Loans shall be accelerated and each of the Notes and the Loans evidenced thereby, and all other payment Obligations shall become immediately due and payable and the obligation of FHI to make any Advance shall immediately terminate, all without notice of any kind. FHI or such other holder shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. The remedies of FHI specified in this Agreement or in any other Loan Document shall not be exclusive, and FHI may avail itself of any other remedies provided by law as well as any equitable remedies available to FHI.

ARTICLE VIII

Miscellaneous

Section 8.01. Waiver -- Amendments. No delay on the part of FHI, or any holder of any of the Notes in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to any of the provisions of this Agreement or the other Loan Documents or otherwise of the Obligations shall be effective unless such amendment, modification, waiver or consent is in writing and signed by FHI.

Section 8.02. Notices. Any notice given under or with respect to this Agreement to the Company or the FHI shall be in writing and, if delivered by hand or sent by overnight courier service, shall be deemed to have been given when delivered and, if mailed, shall be deemed to have been given five (5) days after the date when sent by registered or certified mail, postage prepaid, and addressed to the Company or the FHI (or other holder of the Notes) at its address shown below, or at such other address as any such party may, by written notice to the other party to this Agreement, have designated as its address for such purpose. The addresses referred to are as follows:

The Company:	US Rubber Reclaiming, Inc.
2000 Rubberway Road
Vicksburg, MS 39180

FHI:	Fair Holdings, Inc.
815 E. Market
Akron OH 44305
Attn: Timothy Durham

Section 8.03. Costs, Expenses and Taxes. The Company agrees to pay (without duplication), all of the following fees, costs and expenses incurred by FHI: (i) all reasonable costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of the Loan Documents and any and all other documents furnished pursuant hereto or in connection herewith, (ii) all reasonable costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of any amendments or modifications of (or supplements to) any of the foregoing and any and all other documents furnished pursuant thereto or in connection therewith, including without limitation the reasonable fees and out-of-pocket expenses of counsel retained by FHI relative thereto (or, but not as well as, the reasonable allocated costs of staff counsel), (iii) all UCC and Lien search fees, all title insurance, survey, appraisal, environmental evaluation fees, costs, and expenses, and costs and all fees and taxes payable in connection with the filing or recording of any Loan Documents or financing statements; (iv) all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of FHI), if any, in connection with the enforcement of this Agreement and/or any other Loan Documents or other agreement furnished pursuant hereto or thereto or in connection herewith or therewith; and (v) all costs and expenses incurred by FHI in conducting an independent audit or review by FHI's internal staff of the books and records of the Company and the collateral provided under the Loan Documents. In addition, the Company shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, or any of the other Loan Documents, or the issuance of the Notes, or the making of the Loans, and agrees to save and hold FHI harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes. Any portion of the foregoing fees, costs and expenses which remains unpaid following the FHI’s statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at a per annum rate equal to the Prime Rate plus Five Percent (5%) per annum.

Section 8.04. Severability. If any provision of this Agreement or any other Loan Document is determined to be illegal or unenforceable, such provision shall be deemed to be severable from the balance of the provisions of this Agreement or such Loan Document and the remaining provisions shall be enforceable in accordance with their terms.

Section 8.05. Captions/Time of Essence/Miscellaneous. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. Time is of the essence under the Loan Documents. This Agreement may be executed by original or facsimile signatures (which shall be binding and enforceable the same as if original), in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

Section 8.06. Governing Law. Except as may otherwise be expressly provided in any other Loan Document, this Agreement and all other Loan Documents are made under and will be governed in all cases by the substantive laws of the State of Ohio, notwithstanding the fact that Ohio conflicts of laws, rules or principles might otherwise require the substantive rules of law of another jurisdiction to apply. THE COMPANY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THE COMPANY AND AGREES THAT ALL SERVICE OF PROCESS MAY BE MADE BY MESSENGER, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY REGISTERED MAIL DIRECTED TO THE COMPANY AT THE ADDRESS STATED IN SECTION 8.02 OF THIS AGREEMENT. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF THE FHI TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 8.07. Prior Agreements, Etc. This Agreement supersedes all previous agreements and commitments made by FHI and the Company with respect to the Loans and all other subjects of this Agreement, including, without limitation, any oral or written proposals or commitments made or issued by FHI. The Company agrees to indemnify and hold harmless FHI from and against all liabilities, obligations, losses, damages, penalties, action, judgments, suits, costs (including attorneys' fees), expenses or disbursements of any kind whatever which may be imposed upon or asserted against FHI in any way relating to the business operations of the Company, execution of this Agreement or any other of the Loan Documents or the performance of its obligations thereunder. It is expressly agreed that FHI shall not be deemed to control the business activities of the Company as a result of this Agreement, the other Loan Documents or the performance thereof.

Section 8.08. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the Company and FHI and their respective heirs, successors and assigns, provided that the Company's rights under this Agreement shall not be assignable without the prior written consent of the FHI.

The Company agrees that FHI may at any time sell, assign, or transfer one or more interests or participations in all or any part of its rights or obligations in respect of the Loans to one or more purchasers or participants whether or not related to FHI, without prior notice to or the consent of the Company.

Section 8.09. Waiver of Jury Trial/Jurisdiction. THE COMPANY AND FHI EACH HEREBY VOLUNTARILY, KNOWINGLY, ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY TRIAL OR HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG FHI AND THE COMPANY ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN THE COMPANY AND THE FHI. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE FHI TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT OR IN THE OTHER LOAN DOCUMENTS.

NEITHER THE COMPANY NOR FHI WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN OR CANNOT BE WAIVED.

THE COMPANY AGREES THAT THE COURTS OF THE STATE OF OHIO, AND THE FEDERAL COURTS LOCATED IN OHIO, HAVE JURISDICTION OVER ANY AND ALL ACTIONS AND PROCEEDINGS INVOLVING THIS CREDIT AGREEMENT OR ANY OTHER AGREEMENT MADE IN CONNECTION HEREWITH AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTION OR PROCEEDING. THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT THE COMPANY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING, INCLUDING ANY CLAIM THAT SUCH COURT IS AN INCONVENIENT FORUM, AND CONSENTS TO SERVICE OF PROCESS PROVIDED THE SAME IS IN ACCORDANCE WITH THE TERMS HEREOF. FINAL JUDGMENT IN ANY SUCH PROCEEDING AFTER ALL APPEALS HAVE BEEN EXHAUSTED OR WAIVED SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT.

Section 8.10. Highest Lawful Rate. Notwithstanding any provision to the contrary contained in this Agreement or in any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of each of the Notes, accrued or paid from the date hereof, and (b) the aggregate of any other amounts accrued or paid pursuant to each of the Notes, or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon such Debt from the date hereof, ever exceed the maximum rate of interest which could lawfully be contracted for, charged or received on the unpaid principal balance of such Debt. In this connection, it is expressly stipulated and agreed that it is the intent of the Company and FHI to contract in strict compliance with Ohio usury laws and with any other applicable state usury laws and with federal usury laws (whichever permit the higher rate of interest) from time to time in effect. In furtherance thereof, none of the terms of this Agreement, each of the Notes or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Highest Lawful Rate. Neither the Company nor any other Person now or hereafter becoming liable for payment of indebtedness pursuant to the Loan Documents (the "FHI Debt") shall ever be liable for interest in excess of the Highest Lawful Rate. If under any circumstances the aggregate amounts paid on the FHI Debt include amounts which by law are deemed interest which would exceed the Highest Lawful Rate, the Company stipulates that such amounts will be deemed to have been paid as a result of an error on the part of the Company and the FHI, and the Person receiving such excess payment shall promptly, upon discovery of such error or upon notice thereof from the Person making such payment, refund the amount of such excess. The parties further stipulate that such refund shall be a sufficient and sole remedy for such error and that no party shall be entitled to any damages or penalties, whether statutory or otherwise, as a result of such error. In addition, all sums paid or agreed to be paid to the holder or holders of the FHI Debt for the use, forbearance or detention of the FHI Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the FHI Debt. The provisions of this Section 8.10 shall control all agreements, whether now or hereafter existing and whether written or oral, among the Company and the FHI.

Section 8.11. Indemnification. The Company agrees to indemnify FHI, and its successors and assigns (including any purchaser of a participation in any of the Loans) and its directors, officers and employees, against all losses, claims, costs, damages, liabilities and expenses, including, without limitation, all expenses of litigation or preparation therefor (a "Loss"), which they may pay or incur in connection with or arising out of the direct or indirect application of the proceeds of any of the Loans, except for any Loss incurred as the result of the gross negligence or willful misconduct of FHI, its successors or assigns, or its directors, officers or employees. The indemnity set forth herein shall be in addition to the other Obligations of the Company to FHI under the Loan Documents or at common law or otherwise, and shall survive termination of this Agreement, the expiration of the obligation of FHI to make Advances, and the payment of all other Obligations.

IN WITNESS WHEREOF, FHI and the Company have by their respective duly authorized officers executed and delivered this Agreement on the Closing Date.

US Rubber Reclaiming, Inc. By: /s/ John D. LaGrone ("Company")

Fair Holdings, Inc. By: /s/ Timothy Durham Timothy Durham, Chairman and Chief Executive Officer ("FHI")

Schedule 5.02(k) — Schedule of Outstanding Debt has been omitted from this document as filed with the Securities and Exchange Commission ("SEC"). The omitted information is considered immaterial for an investor's perspective. Obsidian Enterprises, Inc. will furnish supplementally a copy of the omitted schedule to the SEC upon request from the SEC.